Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2020

Company Reports Strong Earnings Driven by Robust Gross Margins

BEVERLY, Mass. — Nov. 5, 2020—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the third quarter ended September 30, 2020.

The Company reported third quarter revenue of $110.4 million, compared to $123 million for the second quarter of 2020. Operating profit for the quarter was $13.9 million, compared to $16.4 million for the second quarter. Net income for the quarter was $10.8 million, or $0.32 per diluted share, compared to net income for the second quarter of $13.3 million, or $0.39 per diluted share. Gross margin for the quarter was 43.6%, compared to 42.2% in the second quarter. Cash, cash equivalents and restricted cash were $212.7 million on September 30, 2020, compared to $197 million on June 30, 2020.

President and CEO Mary Puma commented, “We are pleased with our third quarter performance, which met or exceeded guidance and consensus. The Company delivered strong earnings driven by robust gross margins. We continue to expand our large and diverse customer base in key market segments, with new penetrations of the Purion H and new Purion product extensions. We are exiting 2020 with good momentum, positioning us well to capitalize on the expectation that 2021 will be a strong investment year and for the achievement of our $550 and $650 million dollar target models over the next several years.”

Business Outlook

For the fourth quarter ending December 31, 2020, Axcelis expects revenues to be approximately $110 million with gross margin around 41%. Fourth quarter operating profit is forecasted to be approximately $10 million with earnings per diluted share of approximately $0.21.

Third Quarter 2020 Conference Call

The Company will host a call to discuss the results for the third quarter 2020 on Friday, November 6, 2020 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com. If you would like to ask a question, the dial in number is 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 1999553. Please dial in at least 15 minutes in advance to ensure a timely connection to the call. Webcast replays will be available for 30 days following the call.

News Release

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Product	$104,799	$64,290	$334,126	$217,201
Services	5,606	5,163	18,235	18,034
Total revenue	110,405	69,453	352,361	235,235
Cost of revenue:
Product	56,427	33,587	189,118	118,105
Services	5,817	5,285	17,634	17,294
Total cost of revenue	62,244	38,872	206,752	135,399
Gross profit	48,161	30,581	145,609	99,836
Operating expenses:
Research and development	14,867	12,930	45,513	40,335
Sales and marketing	9,763	8,057	27,404	25,411
General and administrative	9,649	7,707	28,726	23,097
Total operating expenses	34,279	28,694	101,643	88,843
Income from operations	13,882	1,887	43,966	10,993
Other (expense) income:
Interest income	106	687	658	2,373
Interest expense	(1,296)	(1,308)	(3,898)	(3,849)
Other, net	900	(890)	701	(1,252)
Total other expense	(290)	(1,511)	(2,539)	(2,728)
Income before income taxes	13,592	376	41,427	8,265
Income tax provision (benefit)	2,807	(328)	6,119	943
Net income	$10,785	$704	$35,308	$7,322
Net income per share:
Basic	$0.32	$0.02	$1.06	$0.22
Diluted	$0.32	$0.02	$1.04	$0.22
Shares used in computing net income per share:
Basic weighted average common shares	33,477	32,344	33,159	32,584
Diluted weighted average common shares	34,174	33,323	34,070	33,821

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$211,967	$139,881
Accounts receivable, net	45,161	83,753
Inventories, net	159,658	140,364
Prepaid expenses and other current assets	18,982	11,681
Total current assets	435,768	375,679
Property, plant and equipment, net	29,199	25,328
Operating lease assets	4,655	5,849
Finance lease assets, net	20,872	21,880
Long-term restricted cash	750	6,653
Deferred income taxes	58,247	68,060
Other assets	41,165	44,645
Total assets	$590,656	$548,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,260	$25,341
Accrued compensation	18,856	7,631
Warranty	4,151	2,759
Income taxes	328	294
Deferred revenue	13,118	24,601
Current portion of finance lease obligation	705	399
Other current liabilities	7,965	7,639
Total current liabilities	69,383	68,664
Long-term finance lease obligation	47,593	48,149
Long-term deferred revenue	3,851	4,650
Other long-term liabilities	9,166	7,204
Total liabilities	129,993	128,667

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,491 shares issued and outstanding at September 30, 2020; 32,585 shares issued and outstanding at December 31, 2019	33	33
Additional paid-in capital	566,195	559,878
Accumulated deficit	(106,643)	(140,226)
Accumulated other comprehensive income (loss)	1,078	(258)
Total stockholders’ equity	460,663	419,427
Total liabilities and stockholders’ equity	$590,656	$548,094